UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2008

MCG Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)

(703) 247-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On October 23, 2008, the Board of Directors of MCG Capital Corporation (the “Company”) appointed Linda A. Nimmons, the Company’s Director of SEC Reporting and Technical Accounting, to the position of Senior Vice President and Chief Accounting Officer effective November 7, 2008.

Prior to joining the Company on March 3, 2008, Ms. Nimmons, age 51, served as Vice President and Controller at Tier Technologies, Inc. (“Tier”) from May 2005 to February 2008. Ms. Nimmons also served as Director of SEC Reporting and Compliance at Tier from March 2005 to May 2005. Prior to her joining Tier, Ms. Nimmons was the Senior Manager of SEC Reporting at E-Trade Bank from March 2003 to March 2005. Before her employment at E-Trade Bank, Ms. Nimmons was the Director of Accounting and Finance at NOVEC Energy Solutions. In addition, she held the positions of Area Head of Financial Planning and Control and Manager of Financial Reporting at Washington Gas Light Company. Ms. Nimmons is a Certified Public Accountant. She holds a Masters of Business Administration from Syracuse University and a Bachelors Degree in Business from Montana State University.

In connection with the commencement of her tenure as Senior Vice President and Chief Accounting Officer of the Company, the Company executed an offer letter (the “Offer Letter”) with Ms. Nimmons.

Salary, Bonus and Benefits. Pursuant to the Offer Letter, Ms. Nimmons will receive an annual base salary during 2008 of $225,000, subject to adjustment thereafter, as determined by the Company’s Board of Directors or a committee thereof. Pursuant to the terms and conditions of the Company’s retention program, on August 6, 2008, Ms. Nimmons was awarded a cash payment of $45,000, which shall be paid to Ms. Nimmons in three equal installments on each of March 31, 2009, June 30, 2009 and September 30, 2009, subject to her continued employment with the Company. Ms. Nimmons will be eligible for a bonus within the range of 20% to 100% of her annualized base salary, with a target bonus of 60% of her base salary.

Ms. Nimmons shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees to the extent that she is eligible under (and subject to the provisions of) the plan documents governing those programs.

Stock-Based Award. Pursuant to the Offer Letter, Ms. Nimmons will be awarded 25,000 shares of restricted common stock, $0.01 par value per share (the “Common Stock”), under the Company’s Amended and Restated 2006 Employee Restricted Stock Plan and subject to a restricted stock agreement to be entered into between the Company and Ms. Nimmons. Pursuant to the restricted stock agreement, 6.25% of the shares of restricted Common Stock subject to such award shall vest in equal quarterly installments over a four-year period. The Company’s form of Restricted Stock Agreement for Employees Pursuant to the 2006 Employee Restricted Stock Plan was filed as Exhibit 10.76 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and is incorporated herein by reference.

Payments Upon Termination by Reason of Termination Without Cause. In the event that Ms. Nimmons’ employment with the Company is terminated by the Company without cause, then Ms. Nimmons shall be eligible to receive the following separation benefits: (i) all accrued and unpaid base salary and any accrued but unused vacation through the date of termination; (ii) reimbursement for any and all monies advanced or expenses incurred in connection with Ms. Nimmons’ employment for reasonable and necessary expenses incurred on behalf of the Company for the period ending on the date of termination; (iii) any bonuses or incentive compensation with respect to the fiscal year ended prior to the fiscal year in which the date of termination occurs that was earned and unpaid; (iv) any previous compensation which Ms. Nimmons has previously deferred (including any interest earned or credited thereon); (v) six months of base salary; and (vi) the vesting schedules applicable to any shares of restricted Common Stock then held by Ms. Nimmons shall accelerate by an additional four quarters.

There is no arrangement or understanding between Ms. Nimmons and any other person pursuant to which she was appointed as Senior Vice President and Chief Accounting Officer, nor is there any family relationship between Ms. Nimmons and any of the Company’s directors or executive officers. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Ms. Nimmons had, or will have, a direct or indirect material interest.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Restricted Stock Agreement for Employees Pursuant to 2006 Employee Restricted Stock Plan (filed as Exhibit 10.76 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 0-33377, is incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date: October 28, 2008	By:	/s/ Steven F. Tunney
Steven F. Tunney
President and Chief Executive Officer